October, 2005
                        NONCOMPETITION, NONSOLICITATION,
                          AND CONFIDENTIALITY AGREEMENT

     THIS NONCOMPETITION, NONSOLICITATION, AND CONFIDENTIALITY AGREEMENT, dated as of the 31st day of October, 2005, by and among Eric W. Schrier (the "Executive"), and The Reader's Digest Association, Inc., a Delaware corporation located at Pleasantville, New York ("Corporation "). References to Corporation shall include affiliated companies of Corporation, where applicable.

     WHEREAS, Executive has been offered the position of President and Chief Executive Officer of Corporation, with enhanced compensation and benefits arrangements, in accordance with the terms of a letter to Executive from Corporation dated October 26, 2005 (the "Letter"); and

     WHEREAS, the Letter expressly conditions same upon the execution of this Agreement wherein Executive is agreeing to certain restrictions on his use of confidential information and his activities both during and after employment with Corporation as set forth herein.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Confidential Information. (a) During Executive's employment with Corporation and at all times thereafter, Executive shall hold all Confidential Information (as defined in Section 1(c) below) in confidence for the benefit of Corporation, and shall not, without the prior written consent of Corporation or as may otherwise be required by law or legal process (provided Corporation has been given notice of and opportunity to challenge or limit the scope of disclosure purportedly so required), communicate or divulge any of the Confidential Information to anyone other than Corporation and those designated by Corporation or to an attorney retained by Executive to provide legal advice with respect to this Section 1 and who has agreed to keep such information confidential. The foregoing shall not be considered to be violated by any communications made by Executive to other employees or agents of Corporation in the ordinary course of his employment with Corporation.

     (b) All records, files, memoranda, reports, customer lists, plans, documents and the like that Executive uses, prepares or comes into contact with during the course of Executive's employment by Corporation, including any reproductions thereof, shall remain the sole property of Corporation and shall be turned over to Corporation upon Executive's termination of employment with Corporation.

     (c) "Confidential Information" means all information, knowledge or data relating to Corporation and any of its affiliates and their respective businesses which is obtained or possessed by Executive during the period in which Executive is employed by Corporation that is not "public" as defined below. Confidential Information includes, but is not limited to, know-how, trade secrets, operating procedures, methods and programs, strategies and plans. Information is "public" if it is known generally or available to the public or is ascertainable from public sources, and/or relevant industry or published information, provided that information shall not be deemed to be publicly available merely because individual features or combinations thereof are publicly available and provided further that the information cannot be available as a result of Executive's breach of this Agreement.

     2. Nonsolicitation. Executive agrees that during Executive's employment and for the duration of the "Applicable Period" (as defined in Section 4 below), Executive shall not, directly or indirectly, either on Executive's own behalf or on behalf of any other person, firm, corporation or other entity, without the prior written consent of the Compensation and Nominating Committee of the Board of Directors of Corporation (which consent shall be in its sole discretion), solicit, induce or hire (or identify for solicitation, inducement or hire) any non-clerical employee of Corporation to be employed by or to perform services for Executive or any such other person, firm, corporation or other entity.

     3. Noncompetition. Executive agrees that during Executive's employment with Corporation and for the duration of the Applicable Period, Executive shall not, without the prior written consent of the Compensation and Nominating Committee of the Board of Directors of Corporation (which consent shall be in its sole discretion), become associated with any of the organizations and businesses listed on Exhibit A anywhere within the United States or Canada. For purposes of this Section 3, Executive shall be considered to have become associated with an entity if Executive becomes directly or indirectly involved with such entity as an owner, principal, employee, officer, director, independent contractor, consultant, representative, stockholder, financial backer, agent, partner, advisor, lender, or in any other individual or representative capacity. Notwithstanding the foregoing, Executive shall not be considered to have become associated with an entity solely by virtue of Executive making or retaining investments in less than one percent of the equity of any entity if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market.

     4. Applicable Period. The "Applicable Period" shall mean:

     (a) a period of twenty-four (24) months following the date of the termination of Executive's employment with Corporation in the event of the resignation or retirement by Executive, or in the event of a termination for "Cause"(as "Cause" is defined in Section 4.5(b) of The Reader's Digest Association, Inc. 2001 Income Continuation Plan for Senior Management (the "ICP"));

     (b) except as provided in paragraph 4(c) below, a period of twelve (12) months following the date of the termination of Executive's employment with Corporation in the event of a termination by Corporation without Cause (as "Cause" is defined in Section 4.5(b) of the ICP); and

     (c) no period following the date of termination of Executive's employment with Corporation in the event of a termination under Section 4.1 or 4.2 of the ICP; provided, however, that Executive shall remain subject to Section 5.6 of the ICP.

     5. Injunctive Relief. Executive acknowledges and agrees that because of the nature of the business in which Corporation is engaged and because of the nature of the Confidential Information to which Executive has access, it would be impractical and excessively difficult to determine the actual damages of Corporation in the event Executive breached any of the covenants of Sections 1 through 3 hereof, and remedies at law (such as monetary damages) for any breach of Executive's obligations under Sections 1 through 3 hereof would be inadequate. Executive therefore agrees that if Executive commits any breach of a covenant under Sections 1 through 3 hereof or threatens to commit any such breach, Corporation shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to apply for temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, and Executive shall not object to such application other than to litigate whether such breach was in fact committed or threatened.

     6. Reasons and Consideration for Covenants: Enforceability. (a) Executive acknowledges that: the covenants set forth in this Agreement are necessary for the protection of the business and goodwill of Corporation, because (among other reasons) during his employment with Corporation, Executive has gained and will gain special knowledge; the services he has rendered and will render to Corporation are of a special, unique and extraordinary character; and, he has had and will continue to have knowledge of and access to various Confidential Information that belongs to Corporation. Executive further acknowledges that (i) the covenants set forth in this Agreement are reasonable in light of the need to protect Corporation against the harm that Executive could do to Corporation, given all of the foregoing, and (ii) without limiting the generality of the foregoing, the scope of the noncompetition covenant of Section 3 is reasonable. Before entering into this Agreement, Executive has considered the limitations that the covenants could impose on his ability to find other employment and has determined that they would not cause undue hardship to him and his family.

     (b) Executive acknowledges that the employment and financial arrangements set forth in the Letter are adequate consideration for the covenants set forth in this Agreement.

     (c) With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, Executive and Corporation hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination. If any of the provisions of this Agreement are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the right of Corporation to enforce any such covenant in any other jurisdiction.

     7. Notices. (a) Each notice or other communication (a "Notice") given by any party to any other party in connection with this Agreement shall be in writing, by facsimile, personal delivery, receipted delivery service, or certified mail, return receipt requested, prepaid and properly addressed to the recipient as shown in Section 7(b) below.

     (b) Any Notice shall be effective on the date it is sent via facsimile, the date it is delivered personally or by receipted delivery service, or three (3) days after the date it is mailed, as applicable, to the following addresses:

        If to Corporation:              Chairman, Compensation and Nominating
                                        Committee
                                        The Reader's Digest Association, Inc.
                                        Pleasantville, New York  10570
                                        Facsimile: (914) 244-5449

         Copy to:                       General Counsel
                                        The Reader's Digest Association, Inc.
                                        Pleasantville, New York  10570
                                        Facsimile: (914) 244-5644

         If to Executive:               Eric W. Schrier
                                        [address]


or such other address as any party may designate by Notice to the other parties in accordance with this Section 7.

     8. Effect on Other Arrangements. At such time as this Agreement becomes effective, the Exhibit A attached to this Agreement shall apply to and supersede the Exhibit A contained in (i) the letter agreement dated as of April 23, 2001 between Executive and Corporation, and (ii) the Terms and Conditions of each prior equity-based award of any type made to Executive under the Corporation's 1994 and 2002 Key Employee Long Term Incentive Plans, in each case as if the attached Exhibit A were incorporated in and attached to such documents. Such letter agreement, such equity-based awards and the ICP shall otherwise remain in effect in accordance with their respective terms.

     9. Entire Agreement. This Agreement shall constitute the entire agreement of the parties with respect to the subject matter hereof and shall supersede all prior agreements with respect thereto.

     10. Successors. This Agreement shall inure to the benefit of and be binding upon Corporation and its successors and assigns. Corporation may assign this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Corporation. As used in this Agreement, the terms "Corporation" shall mean any successor thereto that assumes and agrees to perform this Agreement, by operation of law or otherwise.

     11. Miscellaneous. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to principles of conflict of laws. Executive and Corporation hereby agree that the state and federal courts located in the State of New York shall have exclusive jurisdiction over adjudication of any dispute arising out of or in any way relating to this Agreement, and consent to personal jurisdiction of such courts and service of process in connection with any such dispute. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

     (b) Executive's or Corporation's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

     (c) The invalidity or unenforceability of any provision, or portion of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision or portion of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

     (d) The Section headings contained in this Agreement are for convenience only and in no manner shall be construed as part of this Agreement.

     (e) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     (f) This Agreement shall become effective at such time as it is signed by both Executive and Corporation.

     IN WITNESS WHEREOF, Executive has hereunto set his hand and Corporation has caused this Agreement to be executed in its name and on its behalf, all as of the day and year first above written.

                                          ERIC W. SCHRIER


                                          /s/Eric W. Schrier
                                          --------------------------
                                              Signature


                                          THE READER'S DIGEST ASSOCIATION, INC.

                                          By /s/Lisa Cribari
                                             ----------------------------------
                                             Name:   Lisa Cribari
                                             Title:  Vice President, Global
                                                     Human Resources